Exhibit 99.1

October 21, 2008
Caterpillar contact:
Jim Dugan
Corporate Public Affairs
(309) 494-4410
Mobile (309) 360-7311
Dugan_Jim@cat.com

FOR IMMEDIATE RELEASE

Cat Financial Announces Third Quarter 2008 Results

NASHVILLE, TN - Caterpillar Financial Services Corporation (Cat Financial) today reported third-quarter revenues of $774 million, an increase of $16 million, or 2 percent, compared with the third quarter of 2007.  Third-quarter profit after tax was $118 million, a $15 million, or 11 percent, decrease over the third quarter of 2007.
Of the increase in revenues, $106 million resulted from the impact of continued growth of earning assets (finance receivables and operating leases at constant interest rates).  This increase was offset by an $87 million decrease from the impact of lower interest rates on new and existing finance receivables and a $3 million net decrease in various other net revenue items.
On a pre-tax basis, profit was $156 million, down $31 million, or 17 percent, compared with the third quarter of 2007.  The decrease was principally due to a $38 million impact from decreased net yield on average earning assets, a $16 million increase in general, operating and administrative expense, a higher provision expense of $13 million and a $4 million net decrease in various other net items, partially offset by a $40 million favorable impact from higher average earning assets.
 Provision for income taxes decreased $16 million, or 30 percent, compared with the third quarter of 2007.  The decrease was primarily attributable to lower pre-tax profits and favorable changes in the geographic mix of pre-tax profits, partially offset by the absence of net tax benefits related to changes in tax laws of certain non-U.S. jurisdictions that occurred in 2007.

New retail financing was $4.38 billion, an increase of $803 million, or 22 percent, from the third quarter of 2007.  The increase was primarily attributable to our Asia-Pacific and Diversified Services operating segments.
Past dues over 30 days at September 30, 2008 were 3.64 percent compared to 2.52 percent at September 30, 2007.  This increase began with the downturn in the U.S. housing market but has recently spread to Europe as global credit challenges continue.  Write-offs net of recoveries were $22 million for the third quarter of 2008 compared to $15 million for the third quarter of 2007.  This increase is primarily attributable to North America.
Cat Financial's allowance for credit losses, totaling $390 million at the end of the third quarter of 2008, is appropriate for the current and expected global economic environment.  The third quarter 2008 allowance for credit losses is 1.41 percent of net finance receivables compared with 1.39 percent in the third quarter of 2007.
"Despite the challenging market conditions, our portfolio performance has remained solid," said Kent Adams, vice president of Caterpillar Inc. and Cat Financial President. "Past dues, at 3.64 percent, remain well below the most recent recessionary period of 2001-2002.  Similarly, September 2008 year-to-date annualized net write-offs, at .32 percent of our average retail portfolio are also well below what we experienced in 2001-2002.  Our diversified global funding platform has enabled us to maintain access to funding throughout the recent credit market disruptions to support ongoing operations and new business funding needs.  Cat Financial continues to be a reliable source of financing for Caterpillar customers and dealers."
For more than 25 years, Cat Financial, a wholly owned subsidiary of Caterpillar Inc., has been providing a wide range of financing alternatives to customers and Caterpillar dealers for Caterpillar machinery and engines, Solar ® gas turbines and other equipment and marine vessels.  Cat Financial has offices and subsidiaries located throughout the Americas, Asia, Australia, Latin America and Europe, with headquarters in Nashville, Tennessee.

STATISTICAL HIGHLIGHTS:

THIRD QUARTER 2008 VS. THIRD QUARTER 2007
(ENDING SEPTEMBER 30)
(Millions of dollars)

	2008	2007	CHANGE
Revenues	$774	$758	2%
Profit Before Tax	$156	$187	(17%)
Profit After Tax	$118	$133	(11%)
New Retail Financing	$4,380	$3,577	22%
Total Assets	$32,735	$28,150	16%

NINE MONTHS 2008 VS. NINE MONTHS 2007
(ENDING SEPTEMBER 30)
(Millions of dollars)

	2008	2007	CHANGE
Revenues	$2,338	$2,218	5%
Profit Before Tax	$515	$556	(7%)
Profit After Tax	$372	$381	(2%)
New Retail Financing	$12,451	$9,974	25%

SAFE HARBOR STATEMENT UNDER THE SECURITIES LITIGATION REFORM ACT OF 1995

Certain statements contained in this earnings release may be considered “forward-looking statements” and involve risks and uncertainties that could significantly impact results.  In this context, words such as “believes,” “expects,” “estimates,” “anticipates,” “will,” “should” and similar words or phrases often identify forward-looking statements made on behalf of Cat Financial.  It is important to note that actual results of the company may differ materially from those described or implied in such forward-looking statements based on a number of factors and uncertainties, including, but not limited to changes in economic conditions; currency exchange or interest rates; political stability; market acceptance of the company's products and services; significant changes in the competitive environment; changes in law, regulations and tax rates; and other general economic, business and financing conditions and factors described in more detail in the company's Form 10-K filed with the Securities and Exchange Commission on February 22, 2008.  We do not undertake to update our forward-looking statements.